Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262072

PROSPECTUS

ALTUS POWER, INC.

Secondary Offering of

152,275,174 Shares of Class A Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) 1,111,243 shares of our Class A common stock, par value $0.0001 per share (our “Class A common stock”), that were issued in connection with privately negotiated warrant exchange agreements with the holders of warrants to purchase the shares of our Class A common stock (the “Warrants”), which occurred in May, June and August 2022; (ii) 4,067,317 shares of our Class A common stock that were issued in connection with the exercise of Warrants for cash or on a cashless basis following delivery of our notice of redemption on September 15, 2022, but prior to the close of our redemption of the Warrants on October 17, 2022; (iii) up to an aggregate of 42,500,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (iv) up to an aggregate of 89,999,976 shares of Class A common stock that were issued to certain affiliates of Altus (collectively, the “Altus Affiliates”) pursuant to the Business Combination Agreement (as defined herein); and (v) up to an aggregate 14,596,638 shares of Class A common stock issuable upon conversion (at the maximum conversion value) of all 1,207,500 of our Alignment Shares, or Class B common stock, par value $0.0001 per share (“Alignment Shares” or “Class B common stock”) held by certain Selling Securityholders, including 2,011 shares of Class A common stock issued upon the conversion of 201,250 shares of Class B common stock that occurred on March 31, 2022. This prospectus also covers any additional securities that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions. As of the date hereof, no Warrants remained outstanding, having been either exchanged, exercised or redeemed as of October 15, 2022.

We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities associated with the sale of such securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPS.” On February 2, 2023, the closing price of our Class A common stock was $8.23 per share.

We are an “emerging growth company” as such term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and in the applicable prospectus supplement. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders and their permitted transferees may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings.

The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 158,904,401 shares of our Class A common stock. The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock being offered and the terms of the offering.

A prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus, together with the information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the U.S.: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the U.S.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

ABOUT ALTUS POWER, INC.

Our mission is to create a clean electrification ecosystem to drive the clean energy transition of our customers across the United States while simultaneously enabling the adoption of corporate environmental, social and governance targets. In order to achieve our mission, we develop, own and operate solar generation and energy storage facilities. We have the in-house expertise to develop, build, and provide operations and maintenance and customer servicing for our assets. The strength of our platform is enabled by premier sponsorship from Blackstone Inc., which provides an efficient capital source and access to a network of portfolio companies, and CBRE Group, Inc., which provides direct access to their portfolio of owned and managed commercial and industrial (“C&I”) properties.

Through our strategic capital deployment, we are able to build and operate clean energy systems on commercial properties, schools and municipal buildings. The electricity we generate helps customers to reduce electricity bills, progress towards decarbonization targets and support resource management needs throughout the asset lifecycles. Our primary product offering is entering into leases or easements with building or landowners and revenue contracts to sell the power generated by the solar energy system to a various commercial, utility, municipal and community solar off takers. In addition to sale of clean power, we also addressing our customer’s needs through electric vehicle (“EV”) charging and energy storage offerings.

Our offering provides multiple advantages to our customers relative to the status quo:

•

Lower electricity bills. Our streamlined process allows for solar energy credits to get directly applied to a customer’s utility bill, which allows them to realize immediate savings. In addition, our PPAs are typically priced to include a day one savings as compared to the existing utility rates.

•

Increase accessibility of clean electricity. Through our use of community solar we are able to provide clean electricity to customers who otherwise would not have been able to construct on-site solar (e.g. apartment and condominium customers). This increases the total addressable market and enables energy security for all.

•

Supporting clean energy ecosystem. Demand for clean sources of electricity is anticipated to only increase. We strive to support our customers in their continued transition to the clean energy ecosystem through our solar PV and storage systems as well as our EV charging stations. We expect our continued growth and expansion of product offerings will allow us to support even more customers in this transition.

We own all of our solar systems, which we build and install, with equipment sourced from a wide variety of suppliers. We purchase all major components of the systems we construct, including solar modules, inverters, racking systems, transformers, medium voltage equipment, monitoring equipment and balance of system equipment. All of the labor for the construction of these systems is subcontracted under our standard contracts.

We believe our robust and actionable pipeline is the result of our deep network of developers and channel partners with local expertise, which is beneficial in the many markets where we are active. Our wholly-owned in-house construction company provides expertise in asset development that aids the success of our pipeline projects. Further, we believe that our ability to source deals, our strategic asset financing structure, combined with the demand for clean energy provide us with a competitive advantage and a unique position in the solar power industry.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable.

Altus intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Altus intends to rely on such exemptions, Altus is not required to, among other things: (a) provide an auditor’s attestation report on Altus system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

(b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Altus will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Altus’ first fiscal year following the fifth anniversary of the Closing, (b) the last date of Altus’ fiscal year in which Altus has total annual gross revenue of at least $1.235 billion, (c) the date on which Altus is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700 million of outstanding securities held by non-affiliates or (d) the date on which Altus has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We were incorporated in Delaware. Our common stock is listed on the NYSE under the symbol “AMPS.” Our principal executive offices are located at 2200 Atlantic Street, 6th Floor, Stamford, CT 06902. Our telephone number is (203) 698-0090, and our website address is https://www.altuspower.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus supplement or the registration statement of which it forms a part. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risks set forth under “Risk Factors” in any applicable prospectus, under “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022, incorporated by reference herein, under “Risk Factors” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022, incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus, before investing in our securities. We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. Any of the these risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, these risks are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. In such a case, the trading price of our securities could decline and you may lose all or part of your investment in us. In addition, much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. For more information, see “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements are not purely historical and are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “continue,” “expect,” “estimate,” “may,” “plan,” “outlook,” “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to:

•

the risk that pending acquisitions may not close in the anticipated timeframe or at all due to one or more closing conditions not being met, failure to obtain required consents or regulatory approvals in a timely manner or otherwise;

•

our ability to successfully integrate into our business and recognize the anticipated benefits of recently completed business combinations and related transactions and generate profit from their operations;

•	our ability to retain customers and maintain and expand relationships with business partners, suppliers and customers;

•	the risk of litigation and/or regulatory actions related to the proposed acquisition of solar assets;

•	the possibility that we may be adversely affected by other economic, business, regulatory and/or competitive factors; and

•	the impact of COVID-19, inflationary pressures, and supply chain issues on our business.

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus, any accompanying prospectus supplement, and the documents that are incorporated by reference herein and therein may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus, in any accompanying prospectus supplement and in the documents that are incorporated by reference herein and therein. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities from us in a primary offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 152,275,174 shares of Class A common stock, including (i) 5,178,560 shares of Class A common stock that was issued in connection with certain warrant exchange agreements or the exercise on a cash or cashless basis of our Warrants (as described on the first page of this prospectus), (ii) 42,500,000 shares of Class A common stock held by the Selling Securityholders, and (ii) 14,596,638 shares of Class A common stock issuable upon conversion (at the maximum conversion value) of all remaining 1,207,500 Alignment Shares, including 2,011 shares of Class A common stock issued upon the conversion of 201,250 Alignment Shares that occurred on March 31, 2022. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the shares of Class A common stock other than through a public sale.

The following table sets forth, as of February 2, 2023, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock beneficially owned, the aggregate number of shares of Class A common stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 158,904,401 shares of Class A common stock outstanding as of February 2, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholders

Selling Securityholder(1)	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%
CBRE Acquisition Sponsor, LLC(2)	24,554,201	24,554,201	—	—
39 Associates LLC/William Concannon(3)	133,917	118,417	15,500	*
Cash Smith(4)	10,276	10,276	—	—
David Binswanger and Raquel Binswanger as trustees of R&DBIG Trust/David Binswanger(5)	5,108	5,108	—	—
ValueAct Capital Master Fund, L.P.(6)	4,017,608	4,005,108	12,500	*
Pine Ridge 287, LLC/Jamie Hodari(7)	5,108	5,108	—	—
Michael Ellis(8)	5,108	5,108	—	—
Christine Detrick(9)	122,000	100,000	22,000	*
Gregg Felton(10)	13,124,603	13,124,603	—	—
GSO Altus Holdings LP(11)	20,775,125	20,775,125	—	—
Healthcare of Ontario Pension Plan Trust Fund(12)	598,690	598,690	—	—
Kensico Associates, L.P.(13)	695,900	695,900	—	—
Kensico Offshore Fund Master, Ltd.(14)	279,600	279,600	—	—
Liberty Mutual Opportunistic Investments LLC(15)	1,750,000	1,750,000	—	—
Richard Peretz(16)	32,500	20,000	12,500	*
The Sangreal Trust, dated December 1, 2009(17)	230,000	230,000	—	—
Lars Norell(18)	28,911,268	28,911,268	—	—
Anthony Savino(19)	3,678,266	3,665,933	12,333	*
Dustin Weber(20)	1,790,704	1,779,038	11,666	*
Other Selling Securityholders(1)	3,017,556	2,988,128	29,428	*

*	Less than one percent.

(1)

The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to on an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of Class A common stock. The address for these Selling Securityholders is c/o Altus Power, Inc., 2200 Atlantic Street, 6th Floor, Stamford, CT 06902. The number of shares of Class A common stock beneficially owned includes 29,428 restricted stock units that will vest on or before April 3, 2023.

(2)

Total does not reflect 1,086,750 shares of Class B common stock held by CBRE Acquisition Sponsor, LLC, but does include 1,811 shares of Class A common stock issued on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. CBRE Acquisition Sponsor, LLC will be entitled to its pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date.

The sole member of CBRE Acquisition Sponsor, LLC is CBRE Services, Inc., which is a wholly-owned subsidiary of CBRE Group, Inc. (“CBRE”). CBRE is a publicly traded company. The business address of each of the entities described in this footnote is 2100 McKinney Avenue Suite 1250, Dallas, Texas 75201.

(3)

Consists of securities held by a family-owned limited liability company, and does not reflect 12,075 shares of Class B common stock held by such family-owned limited liability company, but does include 20 shares of Class A common stock issued on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. The family-owned limited liability company will be entitled to its pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date. The business address of Mr. Concannon is 2100 McKinney Avenue Suite 1250, Dallas, Texas 75201.

(4)

Total does not reflect 60,375 shares of Class B common stock held by Cash Smith, but does include 100 shares of Class A common stock issued on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. Mr. Smith will be entitled to his pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date. The business address of Mr. Smith is 2100 McKinney Avenue Suite 1250, Dallas, Texas 75201.

(5)

Consists of securities held by a family-owned trust, of which Mr. Binswanger is a trustee and does not reflect 12,075 shares of Class B common stock held by such family-owned trust, but does include 20 shares of Class A common stock issued on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. The family-owned trust will be entitled to its pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date. The business address of Mr. Binswanger is 2000 McKinney Avenue 12th Floor, Dallas, Texas 75201.

(6)

The securities reported herein are directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P. , (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P. , (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the majority owner of the membership interests of VA Partners I, LLC, (v) ValueAct Holdings II, L.P. as the sole owner of the membership interests of ValueAct Capital Management, LLC and as the majority owner of the limited partnership interests of ValueAct Capital Management, L.P., and (vi) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. and ValueAct Holdings II, L.P. Each person listed herein disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. Sarah Coyne, a director of the Company, is an employee of ValueAct Capital Management, L.P., the manager of ValueAct Master Fund, L.P.

Total does not reflect 12,075 shares of Class B common stock held by ValueAct Capital Master Fund, L.P, but does include 20 shares of Class A common stock issued on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. ValueAct Capital Master Fund, L.P. will be entitled to its pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date. The business address of ValueAct Master Fund, L.P. is One Letterman Drive, Building D, 4th Floor, San Francisco, CA 94129.

(7)

Consists of securities held by an entity controlled by Mr. Hodari, and does not reflect 12,075 shares of Class B common stock held such entity, but does include 20 shares of Class A common stock issued to such on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. The entity controlled by Mr. Hodari will be entitled to its pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date. The business address of Mr. Hodari is c/o CBRE Group, Inc., 2100 McKinney Avenue Suite 1250, Dallas, Texas 75201.

(8)

Total does not reflect 12,075 shares of Class B common stock held by Mr. Ellis, but does include 20 shares of Class A common stock issued on March 31, 2022, pursuant to our charter. Specifically, on the last day of each measurement period, which will occur annually on March 31 over seven fiscal years beginning March 31, 2022, an aggregate of 201,250 shares of Class B common stock (which represents one-seventh of the outstanding shares of Class B common stock) will automatically convert, subject to adjustment, into shares of Class A common stock pursuant to a formula based on the stock price of the Class A common stock, into an aggregate minimum of 2,013 shares of Class A common stock on each conversion date, up to an aggregate maximum of 14,596,638 shares of Class A common stock over such seven year period. Mr. Ellis will be entitled to his pro rata share of the Class A common stock issued upon the conversion of Class B common stock on each conversion date. The business address of Mr. Ellis is c/o CBRE Group, Inc., 2100 McKinney Avenue Suite 1250, Dallas, Texas 75201.

(9)	The business address for Ms. Detrick is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902.
(10)

Shares are held by Felton Asset Management LLC, for which Mr. Felton is the managing member. Total shares reported does not include an aggregate of 10,741,488 shares of Class A common stock held by two irrevocable trusts for the benefit of Mr. Felton’s children where Mr. Felton is not the trustee and is thus not deemed to be the beneficial owner of the shares held by the irrevocable trusts. The business address of Mr. Felton is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902.

(11)

GSO Altus Holdings LP directly holds the reported shares of Class A common stock. GSO Altus Holdings Associates LLC is the general partner of GSO Altus Holdings LP. GSO Holdings I L.L.C. is the managing member of GSO Altus Holdings Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. (“Blackstone”) is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by Blackstone (other than GSO Altus Holdings LP to the extent of their direct holdings). The business address of GSO Altus Holdings LP is c/o Blackstone Alternative Credit Advisors LP, 345 Park Avenue, New York, New York 10154.

(12)

The business address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario M5J 0B6. Shares reflected in “Shares of Class A Common Stock offered” column only include shares of Class A common stock registered under this registration statement and does not include shares of Class A common stock that may have been acquired after December 9, 2021, when the Company completed its business combination.

(13)

Voting and investment power are held with Kensico Capital Management Corp., the investment manager of Kensico Associates, L.P. The business address of Kensico Associates L.P. is 55 Railroad Avenue, 2nd Floor, Greenwich, CT 06839. Shares reflected in “Shares of Class A Common Stock offered” column only include shares of Class A common stock registered under this registration statement and does not include shares of Class A common stock that may have been acquired after December 9, 2021, when the Company completed its business combination.

(14)

Voting and investment power are held with Kensico Capital Management Corp., the investment manager of Kensico Offshore Fund Master, Ltd. The business address of Kensico Offshore Fund Master, Ltd. is 55 Railroad Avenue, 2nd Floor, Greenwich, CT 06839. Shares reflected in “Shares of Class A Common Stock offered” column only include shares of Class A common stock registered under this registration statement and does not include shares of Class A common stock that may have been acquired after December 9, 2021, when the Company completed its business combination.

(15)

The shares of Class A common stock are held by Liberty Mutual Opportunistic Investments LLC (“LMOI”), whose sole member is ultimately controlled by Liberty Mutual Holding Company Inc., a mutual holding company. The Chief Investment Officer of the sole member of LMOI exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus. Shares reflected in “Shares of Class A Common Stock offered” column only include shares of Class A common stock registered under this registration statement and does not include shares of Class A common stock that may have been acquired after December 9, 2021, when the Company completed its business combination.

(16)	The business address for Mr. Peretz is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902.
(17)	The business address for The Sangreal Trust, dated December 1, 2009 is 3801 N. Capital of TX Hwy, Suite E-240, #617, Austin, TX 78746.
(18)

Consists of shares held through vehicles or trusts, including: (i) 21,774,907 shares held by Start Capital LLC, for which Mr. Norell is the managing member, (ii) 2,854,545 shares held by Start Capital Trust, for the benefit of Mr. Norell’s children and (iii) an aggregate of 4,281,816 shares held across three irrevocable trusts for the benefit of Mr. Norell’s children. The business address for Mr. Norell is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902.

(19)

Includes (i) 3,665,933 shares of Class A common stock, and (ii) 12,333 restricted stock units which will vest on or before April 3, 2023. Shares reported does not include an aggregate of 1,134,255 shares held across three irrevocable trusts for the benefit of Mr. Savino’s children where Mr. Savino is not the trustee and thus is not deemed to be a beneficial owner of the shares held by such irrevocable trusts. The business address for Mr. Savino is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902.

(20)

Includes (i) 1,779,038 shares of Class A common stock, a portion of which are restricted and subject to forfeiture, and (ii) 11,666 restricted stock units which will vest on or before April 3, 2023. The business address for Mr. Weber is 2200 Atlantic Street, 6th Floor, Stamford, CT 06902.

Listing of Class A Common Stock

Our Class A common stock is currently listed on NYSE under the symbols “AMPS”.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Securityholders of up to 152,275,174 shares of Class A common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock is currently listed on the NYSE under the symbol “AMPS.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and is subject to and qualified in its entirety by reference to our third amended and restated Certificate of incorporation and our second amended and restated bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us.

Authorized Capital Stock

The third amended and restated certificate of incorporation, authorizes the issuance of 990,000,000 shares of common stock, $0.0001 par value per share, including 988,591,250 shares of Class A common stock and 1,408,750 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), as well as 10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

As of February 2, 2023, we had 158,904,401 shares of Class A common stock and 1,207,500 shares of Class B common stock outstanding. We had no Preferred Stock outstanding as of February 2, 2023. In addition, we had 7,964,889 shares of Class A common stock issuable upon the vesting of restricted stock units outstanding as of February 2, 2023; 22,952,656 shares of Class A common stock available for future issuance as of February 2, 2023 under our 2021 Omnibus Incentive Plan; and 4,662,017 shares of our Class A common stock available for future issuance as of February 2, 2023, under our employee stock purchase plan.

Common Stock

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, under the third amended and restated certificate of incorporation, the holders of Class A common stock shall be entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of common stock shall not be entitled to vote on any amendment to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of common stock, as applicable, if the holders of such affected series of Preferred Stock or other series of common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise required by law, holders of shares of Class B common stock shall be entitled to only such voting rights, if any, as are expressly granted by the third amended and restated certificate of incorporation.

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock, dividends and other distributions may be declared and paid ratably on the common stock out of our assets that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.

Liquidation, Dissolution and Winding Up

Upon our dissolution, liquidation or winding up, the change of control provisions of the third amended and restated certificate of incorporation shall be deemed to apply with respect to the shares of Class B common stock then outstanding, whether or not such dissolution, liquidation or winding up of us constitutes a change of control thereunder, and after payment or provision for payment of the debts and other our liabilities and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the distribution of our assets upon such dissolution, liquidation or winding up, the holders of common stock shall be entitled to receive our remaining assets available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them.

Preemptive or Other Rights

The holders of Class A common stock do not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class A common stock.

Alignment Shares

The alignment shares (the “Alignment Shares”) are designated as shares of Class B common stock. The Alignment Shares will automatically convert into shares of Class A common stock based upon the total return on the Class A common stock as of the relevant measurement date over the seven fiscal years following our business combination (the “Business Combination”) with CBRE Acquisition Holdings, Inc. On the last day of each measurement period (as defined below), which will occur annually over seven fiscal years following consummation of the Business Combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 of the shares of Class B common stock will automatically convert into shares of Class A common stock based upon the Total Return (as further described herein) of our outstanding equity capital as of the relevant measurement date above the price threshold. The first such conversion occurred on March 31, 2022, and 201,250 shares of Class B common stock were automatically converted into 2,011 shares of Class A common stock pursuant to the terms set forth below.

For so long as any Alignment Shares remain outstanding, we may not, without the prior written consent of the holders of a majority of the Alignment Shares then outstanding, take certain actions such as to (i) amend, alter or repeal any provision of the third amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock, or (ii) issue any shares of Class B common stock. As a result, the holders of the Alignment Shares may be able to prevent us from taking such actions that some public stockholders may believe are in our interest. Any action required or permitted to be taken at any meeting of the holders of Alignment Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Alignment Shares were present and voted.

Alignment Shares Conversion

On the last day of each measurement period, which will occur annually over seven fiscal years beginning March 31, 2022 (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 Alignment Shares will automatically convert, subject to adjustment as described herein, into shares of our Class A common stock (“conversion shares”), as follows:

•

if the sum (such sum, the “Total Return”) of (i) the volume-weighted average price (“VWAP”), calculated in accordance with “—Volume Weighted Average Price” below, of shares of our Class A common stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A Common Stock, the record date for which is on or prior to the last day of the measurement period, does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A common stock;

•

if the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then subject to the Conversion Cap (as defined below) the number of conversion shares for such measurement period will be equal to 20% of the difference between (a) the Total Return and (b) the price threshold, multiplied by (I) 63,648,854 (the “Applicable Closing Share Count”) divided by (II) the Total Return; and

•

if the Total Return exceeds an amount equal to 130% of the price threshold, then subject to the Conversion Cap the number of conversion shares for such measurement period will be equal to the sum of: (a) 20% of the difference between (I) an amount equal to 130% of the price threshold and (II) the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus (b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.

•

Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of conversion shares for any such measurement period be less than 2,013 shares of Class A common stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of conversion shares for any such measurement period being less than 2,013 shares of Class A common stock, then the number of conversion shares for such measurement period will be equal to 2,013 shares of Class A common stock.

•

Notwithstanding anything in this section, (i) the aggregate number of conversion shares shall be limited by a conversion cap equal to 14,596,638 (the “Conversion Cap”), and (ii) all remaining shares of Class B common stock that cannot be converted into shares of Class A common stock as a result of the Conversion Cap being met shall collectively convert into one Conversion Share (the “Remainder Conversion”).

•	The term “measurement period” means (i) the period beginning on December 9, 2021, and ending with, and including, March 31, 2022 and (ii) each of the six successive four-fiscal-quarter periods.

•

The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and (ii) the VWAP for the final fiscal quarter of the immediately preceding measurement period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).

•

Each conversion of Alignment Shares will apply to the holders of Alignment Shares on a pro rata basis. If, upon conversion of any Alignment Shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to such holder.

We include the following hypothetical scenarios solely for the purpose of illustrating the number of shares of Class A common stock that would be issued upon conversion of the Alignment Shares during one measurement period, assuming the Applicable Closing Share Count is 70,000,000, assuming the VWAP is $9.00 for the initial measurement period and assuming that no dividends or distributions have been paid or are payable on shares of Class A common stock during the initial measurement period, then the Total Return would be $9.00 per share and the 201,250 Alignment Shares would convert into 2,013 shares of Class A common stock following the close of the initial measurement period.

In contrast, assuming the VWAP is $11.00 for the initial measurement period (rather than $9.00) and dividends and distributions equal to $1.00 per share of Class A common stock were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 price threshold, but is less than 130% of the initial $10.00 price threshold. The conversion value would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 70,000,000 shares of Class A common stock or $28,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 2,333,333 shares of Class A common stock. Thus, the 201,250 Alignment Shares would convert into 2,333,333 shares of Class A common stock following the close of the initial measurement period (subject to the Conversion Cap).

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 201,250 Alignment Shares at year end would convert into only 2,013 shares of Class A common stock because the Total Return for the second measurement period of $11.00 is less than the price threshold of $12.00. If the Total Return for the second measurement period was instead $16.00, then the 201,250 Alignment Shares would convert into 3,675,000 shares of Class A common stock. The Total Return of $16.00 would exceed the price threshold of $12.00 by $4.00, which is more than 130% of the $12.00 price threshold. The conversion value would be calculated as the sum of (i) 20% of $3.60 (the excess over $12.00 of a price equal to 130% of $12.00), or $0.72, and (ii) 30% of $0.40 (the difference between the Total Return and 130% of $12.00), or $0.12, multiplied by 70,000,000 shares of Class A common stock or $58,800,000. Such amount would then divided by the Total Return of $16.00, which yields 3,675,000 shares of Class A common stock (subject to the Conversion Cap).

The tables below provide an illustration of the number of conversion shares each tranche of Alignment Shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on an Applicable Closing Share Count of 70,000,000 shares of Class A common stock:

Annual Conversion Shares

	Total Return ($)
Price Threshold ($)	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00
$10.00	2,013	2,013	2,013	1,272,727	2,333,333	3,230,769	4,500,000	5,600,000	6,562,500	7,411,764
$10.50	2,013	2,013	2,013	636,363	1,750,000	2,692,307	3,675,000	4,830,000	5,840,625	6,732,352
$11.00	2,013	2,013	2,013	2,013	1,166,666	2,153,846	3,000,000	4,060,000	5,118,750	6,052,941
$11.50	2,013	2,013	2,013	2,013	583,333	1,615,384	2,500,000	3,290,000	4,396,875	5,373,529
$12.00	2,013	2,013	2,013	2,013	2,013	1,076,923	2,000,000	2,800,000	3,675,000	4,694,117
$12.50	2,013	2,013	2,013	2,013	2,013	538,461	1,500,000	2,333,333	3,062,500	4,014,705
$13.00	2,013	2,013	2,013	2,013	2,013	2,013	1,000,000	1,866,666	2,625,000	3,335,294
$13.50	2,013	2,013	2,013	2,013	2,013	2,013	500,000	1,400,000	2,187,500	2,882,352
$14.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	933,333	1,750,000	2,470,588
$14.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	466,666	1,312,500	2,058,823
$15.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	875,000	1,647,058
$15.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	437,500	1,235,294
$16.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	823,529
$16.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	411,764
$17.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$17.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$20.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013

	Total Return ($)
Price Threshold ($)	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$10.00	8,166,666	8,842,105	9,450,000	10,000,000	10,500,000	10,956,521	11,375,000	11,760,000
$10.50	7,525,000	8,234,210	8,872,500	9,450,000	9,975,000	10,454,347	10,893,750	11,298,000
$11.00	6,883,333	7,626,315	8,295,000	8,900,000	9,450,000	9,952,173	10,412,500	10,836,000
$11.50	6,241,666	7,018,421	7,717,500	8,350,000	8,925,000	9,450,000	9,931,250	10,374,000
$12.00	5,600,000	6,410,526	7,140,000	7,800,000	8,400,000	8,947,826	9,450,000	9,912,000
$12.50	4,958,333	5,802,631	6,562,500	7,250,000	7,875,000	8,445,652	8,968,750	9,450,000
$13.00	4,316,666	5,194,736	5,985,000	6,700,000	7,350,000	7,943,478	8,487,500	8,988,000
$13.50	3,675,000	4,586,842	5,407,500	6,150,000	6,825,000	7,441,304	8,006,250	8,526,000
$14.00	3,111,111	3,978,947	4,830,000	5,600,000	6,300,000	6,939,130	7,525,000	8,064,000
$14.50	2,722,222	3,371,052	4,252,500	5,050,000	5,775,000	6,436,956	7,043,750	7,602,000
$15.00	2,333,333	2,947,368	3,675,000	4,500,000	5,250,000	5,934,782	6,562,500	7,140,000
$15.50	1,944,444	2,578,947	3,150,000	3,950,000	4,725,000	5,432,608	6,081,250	6,678,000
$16.00	1,555,555	2,210,526	2,800,000	3,400,000	4,200,000	4,930,434	5,600,000	6,216,000
$16.50	1,166,666	1,842,105	2,450,000	3,000,000	3,675,000	4,428,260	5,118,750	5,754,000
$17.00	777,777	1,473,684	2,100,000	2,666,666	3,181,818	3,926,086	4,637,500	5,292,000
$17.50	388,888	1,105,263	1,750,000	2,333,333	2,863,636	3,423,913	4,156,250	4,830,000
$18.00	2,013	736,842	1,400,000	2,000,000	2,545,454	3,043,478	3,675,000	4,368,000
$18.50	2,013	368,421	1,050,000	1,666,666	2,227,272	2,739,130	3,208,333	3,906,000
$19.00	2,013	2,013	700,000	1,333,333	1,909,090	2,434,782	2,916,666	3,444,000
$19.50	2,013	2,013	350,000	1,000,000	1,590,909	2,130,434	2,625,000	3,080,000
$20.00	2,013	2,013	2,013	666,666	1,272,727	1,826,086	2,333,333	2,800,000.00

Once the Conversion Cap is met, all remaining Alignment Shares that cannot convert due to the Conversion Cap will collectively convert into one Conversion Share. As a result, the maximum number of Conversion Shares that may be issued will be 14,596,638.

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume Weighted Average Price

“VWAP” per share of our Class A common stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by us) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A common stock on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by us). “VWAP” for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

Change of Control

Upon a change of control, for the measurement period in which the change of control transaction occurs, the 201,250 Alignment Shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:

•

if, prior to the date of such change of control, the Alignment Shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the “5% Threshold Amount”), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A common stock and (ii) subject to the Conversion Cap, the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the cash purchase price in the change of control transaction or deemed value of the consideration received by holders of Class A common stock, rather than the VWAP for the final fiscal quarter in the relevant measurement period;

•

if, prior to the date of the change of control, the Alignment Shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of Alignment Shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the cash purchase price in the change of control transaction or deemed value of the consideration received by holders of Class A common stock, rather than the VWAP for the final fiscal quarter in the relevant measurement period; and

•

to the extent any remaining tranches of 201,250 Alignment Shares remain outstanding, all remaining tranches of 201,250 Alignment Shares will automatically convert into one (1) share of our Class A common stock.

A change of control is the occurrence of any one of the following: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” will not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be deemed to be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A common stock ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above will not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions, consists of shares of common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which the Alignment Shares convert.

Preferred Stock

The third amended and restated certificate of incorporation authorizes 10,000,000 shares of undesignated Preferred Stock and provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue shares of Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board to issue shares of Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof.

Dividends

We have not paid any cash dividends on shares of our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and Our Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

We will be subject to the provisions of Section 203 of the Delaware General Corporate Law (the “DGCL”) regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our third amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any current or former director, officer, employee or stockholder of our company arising pursuant to any provision of the DGCL or our third amended and restated certificate of incorporation or our second amended and restated bylaws (as either may be amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. These provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our third amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There remains uncertainty as to whether a court would enforce our provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our third amended and restated certificate of incorporation.

Special Meeting of Stockholders

Our third amended and restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority vote of our Board or by our Chair (subject to law and the rights of Preferred Stock).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our second amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our second amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of stockholders (other than holders of our Alignment Shares).

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities. If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the Class A common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements. As of January 13, 2023, we had 158,904,401 shares of Class A common stock outstanding and 1,207,500 shares of Class B common stock outstanding. Of these shares, 40,250,000 shares sold in the CBAH IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of the Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of the Company for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Class A common stock then outstanding; or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

All of the shares of Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The shares of Class A common stock issued to the PIPE Investors pursuant to the PIPE Subscription Agreements will be restricted securities for purposes of Rule 144.

While we were formed as a shell company, since the completion of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities.

We will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock. This discussion applies only common stock that is held as a capital asset for U.S. federal income tax purposes and is applicable only to holders who are receiving shares of common stock in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	any person who is related to the Selling Stockholder for U.S. federal income tax purposes by application of Section 318 of the Code and Treasury Regulations thereunder;

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that receive shares upon the exercise of employee stock options or otherwise as compensation;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders–gain or loss on sale, taxable exchange or other taxable disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or loss on sale, taxable exchange or other taxable disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares of common stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost for the common stock less any prior distributions treated as a return of capital.

Information reporting and backup withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” is any beneficial owner of our common stock who or that is neither a “U.S. person,” as described under “U.S. Holders”, nor an entity treated as a partnership for U.S. federal income tax purposes.

Taxation of distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will generally be required to withhold tax from the gross amount of the dividend at a rate of 30% or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. holder will be required to provide to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or other applicable form), certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. Additional certification requirements apply if a Non-U.S. holder holds the common stock through a foreign partnership or a foreign intermediary. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. holders–gain on sale, taxable exchange or other taxable disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, unless otherwise specified by an applicable income tax treaty. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such dividends.

Gain on sale, taxable exchange or other taxable disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder), in which case the Non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the Non-U.S. holder is a foreign corporation, the branch profits tax described above in “ –Taxation of distributions” also may apply;

•

the Non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the Non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. holder, if any (even though the individual is not considered a resident of the U.S.), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. Special rules apply to distributions under Section 301(c)(3) of the Code irrespective of the Non-U.S. holder’s ownership percentage of the common stock. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Information reporting and backup withholding. We must generally report annually to the IRS and to each Non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to Non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “–Taxation of distributions,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder can be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

FATCA withholding taxes. Pursuant to Sections 1471 to 1474 of the Code commonly referred to as “FATCA” additional withholding is generally imposed at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our common stock. Currently proposed U.S. Treasury Regulations provide that

FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce U.S. source dividends or interest; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a Non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

LEGAL MATTERS

Cozen O’Connor P.C., Minneapolis, Minnesota, will issue an opinion about certain legal matters with respect to the securities offered hereby.

EXPERTS

The financial statements of Altus Power, Inc. incorporated by reference in this Registration Statement on Form S-3, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The consolidated financial statements of DESRI II Acquisition Holdings, L.L.C. and DESRI V Acquisition Holdings, L.L.C., at December 31, 2021 and 2020 and for each of the years in the period ended December 31, 2021 and December 31, 2020, as set forth in its report included in our amended current report on Form 8-K/A, filed with the SEC on January 19, 2023, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been included herein and in the registration statement in reliance upon the report of CohnReznick LLP, an independent public accounting firm, given its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. You may read and copy the registration statement as well as our reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is https://www.sec.gov.

We maintain an Internet website at https://www.altuspower.com. However, the information on our Internet website is not incorporated by reference in this prospectus and any prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement. You may also obtain a copy of the documents we file with the SEC that have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address: Altus Power, Inc., 2200 Atlantic Street, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary, telephone (203) 698-0090. Copies of the exhibits to those documents will be provided upon written request to the Secretary and payment of a reasonable fee (which will not exceed our expense incurred in connection with providing such copies).

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in other documents we file with the SEC. This allows us to disclose important information to you by referring you to those documents, instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 24, 2022 (our “Annual Report”);

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022, the quarter ended June 30, 2022 filed on  August 15, 2022, and the quarter ended September 30, 2022 filed on  November 14, 2022;

•

Current Reports on Form 8-K filed on May 26, 2022, June  1, 2022 (Item 8.01 only), June  15, 2022, August  17, 2022, September  15, 2022, September  27, 2022 (Item 8.01 only), September  29, 2022, October  11, 2022, October  20, 2022, November  14, 2022 (Items 1.01 and 9.01 only), December  19, 2022, December  27, 2022, January  11, 2023 and January 24, 2023; and

•	Amended Current Reports on Form 8-K filed on November 14, 2022, January 5, 2023 and January 19, 2023; and

•

The description of our securities registered pursuant to Section 12 of the Exchange Act filed on March 24, 2022 as Exhibit 4.4 to our Annual Report, including any amendment or report filed for the purposes of updating such description.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all securities to which this prospectus relates have been sold or the offering is otherwise terminated and also between the date of the registration statement that contains this prospectus and prior to effectiveness of such registration statement. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You can access the reports and documents incorporated by reference into this prospectus through the “Investors” section of our website: https://investors.altuspower.com.You may also direct any requests for reports or documents to:

Altus Power, Inc.

2200 Atlantic Street, 6th Floor

Stamford, CT 06902

Attention: Corporate Secretary

(203) 698-0090